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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                     SEC FILE NUMBER  001-14542
                                                        CUSIP NUMBER  G0535E106

              (Check One) [ ] Form 10-K [X] Form 20-F [ ] Form 11-K
                   [ ] Form 10-Q [ ] Form N-SAR [ ] Form N-CSR

For Period Ended: December 31, 2003
                 ---------------------------------------------------------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
                                ------------------------------------------------
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

         NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                       --


                         PART I - REGISTRANT INFORMATION

Full name of registrant    Asia Pacific Wire & Cable Corporation Limited
                        --------------------------------------------------------
Former name if applicable
                          ------------------------------------------------------
Address of principal executive office (Street and number)
                            19 Benoi Rd., Lvl. 3A, Sigma Cable High Tech Complex
                            ----------------------------------------------------
City, state and zip code   Singapore 629909
                         -------------------------------------------------------


                        PART II - RULE 12B-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X]

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, Form N-SAR, Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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                              PART III - NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Registrant is not able to file its Form 20-F for the year ended December 31, 2003 within the prescribed time period because the Registrant was unable to obtain, without unreasonable effort or expense, certain information related to its financial statements and exhibits. It is anticipated that the Form 20-F Annual Report, along with the audited financial statements for the year ended December 31, 2003, will be filed on or before the 15th calendar day following the prescribed due date of the Registrant's Form 20-F.

                           PART IV - OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

Aaron K.M. Chik                               (65)               6663-2133
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    (Name)                                 (Area Code)       (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
[X] Yes   [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
portion thereof? [ ] Yes   [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  Asia Pacific Wire & Cable Corporation Limited
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     June 30, 2004                 By    /s/ Aaron K.M. Chik
     ------------------------------       ----------------------------------
                                             Aaron K.M. Chik
                                             Chief Financial Officer